UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 12(b) or (g) of
the Securities Exchange Act of 1934

(Date of Report (date of earliest event reported)): December 28, 2007

First Reliance Bancshares, Inc.
(Exact name of registrant specified in its charter)
South Carolina	000-49757	80-0030931
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2170 West Palmetto Street Florence, South Carolina 29501
(Address of principal executive offices)
Registrant’s telephone number, including area code (843) 656-5000

[not applicable]
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02(e) Compensatory Arrangements of Certain Officers

On December 28, 2007 First Reliance Bank, a wholly owned subsidiary of First Reliance Bancshares, Inc., amended the March 26, 2004 Supplemental Life Insurance Agreement of Mr. F.R. Saunders Jr., its President and Chief Executive Officer. The life insurance agreement allows Mr. Saunders to designate a beneficiary for a portion of the total death proceeds payable at the executive’s death under insurance policies on each executive’s life, which policies are owned by First Reliance Bank, with the remainder of the total death proceeds being payable to the bank. The portion of the total death proceeds for which the March 26, 2004 Supplemental Life Insurance Agreement allows Mr. Saunders to designate a beneficiary is an amount equal to the least of (x) 100% of the net death proceeds, meaning total policy death proceeds minus policy cash surrender value, (y) total death proceeds less the aggregate premiums paid on the policies by the bank, net of any outstanding indebtedness to the insurers, and (z) $1,500,000. The March 26, 2004 agreement is operative both for death occurring while Mr. Saunders is engaged in active service with the bank and for death occurring after retirement or other termination. However, the entitlement of Mr. Saunders’ beneficiaries to death proceeds under the March 26, 2004 Supplemental Life Insurance Agreement for death occurring after employment termination is conditioned on Mr. Saunders remaining employed by the bank at least until age 65, unless his earlier termination is the result of disability or a leave of absence approved by the bank or unless his termination occurs after a change in control.

Amending and restating in its entirety the March 26, 2004 Supplemental Life Insurance Agreement, the amended agreement eliminates the requirement that Mr. Saunders remain employed with First Reliance Bank through age 65 in order to preserve his beneficiaries’ entitlement to death proceeds for death occurring after employment termination.

Item 9.01(d) Exhibits

10.10	Amended Supplemental Life Insurance Agreement between First Reliance Bank and F.R. Saunders Jr.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Reliance Bancshares, Inc.

Date: December 28, 2007	By:	/s/ Jeffrey A. Paolucci
Jeffrey A. Paolucci
Chief Financial Officer

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION

10.10	Amended Supplemental Life Insurance Agreement between First Reliance Bank and F.R. Saunders Jr.